EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The AZEK Company Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	3,500,000(2)	$24.51(3)	$85,785,000	0.0000927	$7,953
Total Offering Amounts					$85,785,000		$7,953
Total Fee Offsets							$—
Net Fee Due							$7,953

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of the common stock, $0.001 par value (the “Common Stock”), of The AZEK Company Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Class A Common Stock subject to issuance in connection with the 2021 Employee Stock Purchase Plan of The AZEK Company Inc.

(3)

Calculated in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, which is based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on March 8, 2022.